Exhibit 99.1

Theriva™ Biologics to Present Preclinical Data Supporting the Potential Synergy of VCN-01 and First-Line Pancreatic Cancer Chemotherapy Regimens at the American Society for Cell and Gene Therapy 27th Annual Meeting

– Lead product candidate, VCN-01 in combination with liposomal irinotecan demonstrated enhanced anti-tumor effects in a human pancreatic mouse xenograft–

– The observed synergy emphasizes VCN-01’s potential in diverse chemotherapy combinations for improved efficacy in the treatment of pancreatic cancer–

Rockville, MD, April 22, 2024 – Theriva™ Biologics (NYSE American: TOVX), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today announced the presentation of preclinical data demonstrating enhanced anti-tumor effects in human pancreatic cancer xenograft-bearing mice treated with lead product candidate VCN-01 and liposomal irinotecan. These data support the potential synergy of VCN-01 and first-line pancreatic cancer chemotherapy regimens, and will be featured in a poster presentation at the American Society for Cell and Gene Therapy (ASGCT) 27th Annual Meeting, being held both virtually and in Baltimore from May 7-11, 2024.

“The data featured at the upcoming ASGCT meeting build on recent findings that suggest the combination of VCN-01 and topoisomerase I inhibitors, such as liposomal irinotecan, may provide a synergistic antitumor effect to improve therapeutic outcomes across indications,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “We look forward to leveraging these findings and evaluating the combination of VCN-01 with additional first-line pancreatic cancer chemotherapy regimens, including NALIRIFOX and FOLFIRINOX. In parallel, we continue to progress our on-going VIRAGE Phase 2b trial evaluating VCN-01 in combination with gemcitabine/nab-paclitaxel to treat metastatic pancreatic ductal adenocarcinoma (PDAC). Together, these important steps bring us one step closer to building a portfolio of potentially improved therapeutic combinations for PDAC patients with high unmet medical needs.”

Key takeaways include:

Overview: The combination of VCN-01 + topoisomerase I (topo1) inhibitors, such as liposomal irinotecan, has a tolerable toxicity profile and may improve efficacy in the treatment of human pancreatic cancer.

•	In vitro: Viral protein expression was increased in human pancreatic cancer cell lines when they were exposed to topo1 inhibiting chemotherapeutics, irinotecan, its active metabolite, SN-38, and topotecan.
•	In vivo: Synergy of VCN-01 plus liposomal irinotecan was observed in animals bearing subcutaneous human pancreatic tumors.
o	In human pancreatic mouse xenograft models, treatment with VCN-01 at a dose of 4x10[10] vp or liposomal irinotecan alone (at both the 10 mg/kg and 5 mg/kg doses) resulted in significant tumor growth inhibition compared to saline.
o	Combination therapy with VCN-01 + liposomal irinotecan at either dose displayed significantly reduced tumor growth compared to each treatment alone.

o	qPCR analyses performed on tumors collected at end of study confirmed the presence of viral genomes, indicating ongoing transcriptional activity of VCN-01, which is consistent with viral replication for several days after administration.

The full abstract (1760) for the poster presentation is accessible on the ASGCT Congress portal and the poster will be available starting, Friday, May 10, 2024. Additional details on the poster are provided below:

•	Title: Enhanced Anti-Tumor Efficacy of Combination Therapy with the Oncolytic Adenovirus, VCN-01, and Liposomal Irinotecan in a Human Pancreatic Mouse Xenograft
•	Session Title: Cancer - Oncolytic Viruses
•	Presenting Author: Dr. Sheila Connelly, Vice President of Research, Theriva Biologics, Inc.
•	Poster Session Date and Time: Friday, May 10, 2024 at 12:00 p.m. ET

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company is advancing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead candidates are: (1) VCN-01, an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients; and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Theriva Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding the potential synergy between lead product candidate, VCN-01 and first-line pancreatic cancer chemotherapy regimens; the suggestion that the combination of VCN-01 and topoisomerase I inhibitors, such as liposomal irinotecan, may provide a synergistic antitumor effect to improve therapeutic outcomes across indications; leveraging these findings and evaluating the combination of VCN-01 with the additional first-line pancreatic cancer chemotherapy regimens, including NALIRIFOX and FOLFIRINOX; and continuing to progress our on-going VIRAGE Phase 2b trial evaluating VCN-01 in combination with gemcitabine/nab-paclitaxel to treat metastatic pancreatic ductal adenocarcinoma (PDAC). Important factors that could cause actual results to differ materially from current expectations include, among others, the ability to generate clinical data that establishes a synergy between lead product candidate, VCN-01 and first-line pancreatic cancer chemotherapy regimen and provides an antitumor effect; the Company’s and VCN’s product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results; the ability to complete clinical trials on time and achieve the desired results and benefits; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to the Company’s and VCN’s ability to promote or commercialize their product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of the Company’s and VCN’s products, developments by competitors that render such products obsolete or non-competitive, the Company’s and VCN’s ability to maintain license agreements, the continued maintenance and growth of the Company’s and VCN’s patent estate, the ability to continue to remain well financed, and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations:

Chris Calabrese
LifeSci Advisors, LLC
ccalabrese@lifesciadvisors.com
917-680-5608

Source: Theriva Biologics, Inc.